                                                                   EXHIBIT 99.11


                            STOCK PURCHASE AGREEMENT

                  THIS AGREEMENT is entered into effective the 18th day of November, 1999, among AUBREY K. McCLENDON, an individual ("McClendon"), with a notice address at 6100 North Western, Oklahoma City, Oklahoma 73118, CHESAPEAKE ENERGY MARKETING, INC., an Oklahoma corporation ("CEMI"), with a notice address at 6100 North Western, Oklahoma City, Oklahoma 73118, and CHESAPEAKE OPERATING, INC., an Oklahoma corporation ("COI"), with a notice address at 6100 North Western, Oklahoma City, Oklahoma 73118.

                              W I T N E S S E T H :

                  WHEREAS, pursuant to that certain Second Amended and Restated Loan Agreement dated effective December 31, 1998, between CEMI and McClendon, CEMI extended a loan (the "CEMI Loan") to McClendon in the principal amount of Four Million Eight Hundred Eighty-Five Thousand Dollars ($4,885,000.00) as evidenced by that certain Amended and Restated Promissory Note dated effective December 31, 1998 (the "Note");

                  WHEREAS, COI has extended credit to Chesapeake Investments, an Oklahoma Limited Partnership ("Investments"), an affiliate of McClendon, for joint interest billings (the "JIB Debt") in connection with the participation by Investments in various oil and gas wells drilled and operated by COI pursuant to that certain Amended and Restated Employment Agreement dated effective July 1, 1998, between McClendon and Chesapeake Energy Corporation, an Oklahoma corporation ("CEC"), as amended by that certain First Amendment to Amended and Restated Employment Agreement dated effective December 31, 1998;

                  WHEREAS, shares of Worldgate Communications, Inc., pledged to secure the CEMI Loan, were sold and the proceeds from such sale in an amount equal to Three Hundred Thousand Dollars ($300,000.00) have been or will be paid to CEMI and applied against the CEMI Loan (the "Worldgate Proceeds"); and

                  WHEREAS, McClendon and CEMI desire to satisfy the CEMI Loan by McClendon conveying to CEMI shares of CEC common stock, par value $.01 (the "Common Stock"), having a Fair Market Value (as hereafter defined) equal to the unpaid principal balance of the CEMI Loan plus any accrued and unpaid interest and less the Worldgate Proceeds applied against the CEMI Loan.

                  NOW THEREFORE, in consideration of the agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Debt Amounts. As of November 18, 1999, and after the anticipated application of the Worldgate Proceeds, the parties agree that: the amount due and owing by McClendon for the CEMI Loan equals Three Million Eight Hundred Ninety-Seven Thousand One Hundred Eight and 69/100 Dollars ($3,897,108.69) consisting of unpaid principal in the amount of Three Million Eight Hundred Forty-Six Thousand Eight Hundred Twenty-Seven and 55/100 Dollars ($3,846,827.55)

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                                                                   EXHIBIT 99.11


with accrued and unpaid interest in the amount of Fifty Thousand Two Hundred Eighty-One and 14/100 Dollars ($50,281.14); and the amount of the JIB Debt owing by Investments equals One Million Three Hundred Sixty-Two Thousand Twenty-Two and 64/100 Dollars ($1,362,022.64).

2. CEMI Loan. In accordance with the terms of this Agreement, McClendon hereby sells to CEMI and CEMI hereby purchases from McClendon the number of shares of Common Stock having a Fair Market Value equal to the unpaid principal and interest for the CEMI Loan, which shares of Common Stock will be free and clear of all liens, claims and encumbrances. Contemporaneous with the execution of this Agreement, McClendon will deliver or cause to be delivered to CEMI: shares of Common Stock evidenced by certificates in McClendon's name having a Fair Market Value equal to the unpaid principal and interest for the CEMI Loan; and a stock assignment separate from certificate covering such shares of Common Stock executed by McClendon with signature guaranteed in form and substance satisfactory to CEMI. For purposes of this Agreement the term "Fair Market Value" means the lesser of the following: (y) the average of the closing price for the Common Stock on the New York Stock Exchange for the ten (10) trading days immediately preceding the date of this Agreement; or (z) the closing price for the Common Stock on the New York Stock Exchange on the date immediately prior to the date of this Agreement. On delivery of the foregoing Common Stock, the CEMI Loan will be deemed to be satisfied in full and CEMI agrees to execute and deliver to McClendon the receipt and acknowledgment at Schedule "A" attached as a part hereof.

3. Conditions Precedent. The obligation of CEMI and COI to perform the terms of this Agreement are subject to the following conditions precedent: the approval of this Agreement by CEC's Board Directors; the delivery by McClendon of the required number of shares of Common Stock free and clear of all liens, claims and encumbrances including, without implied limitation, any security interest in the shares of Common Stock in favor of any margin lender; and the grant and perfection of a first and prior security interest to COI by McClendon or Investments in collateral reasonably acceptable to COI to secure the unpaid balance of the JIB Debt in substantially the form at Schedule "B" attached as a part hereof.

4.       Miscellaneous. It is further agreed as follows:

         4.1 Notices. All notices required hereunder will be in writing and served by certified mail, return receipt requested, postage prepaid, at the addresses shown above, until notification of a change of such addresses. Any notice, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given and received when delivered personally or by telefacsimile to the party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to the addresses shown above or to such other or additional addresses as any party might designate by written notice to the other parties.

         4.2 Binding Effect. This Agreement will inure to the benefit of and bind the respective successors and permitted assigns of the parties hereto.


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                                                                   EXHIBIT 99.11

         4.3 Severability. If any clause or provision of this Agreement is illegal, invalid or unenforceable under any present or future law, the remainder of this Agreement will not be affected thereby. It is the intention of the parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provision as is possible to make such provision legal, valid and enforceable.

         4.4 Entire Agreement. This Agreement constitutes the entire agreement between McClendon and CEMI with respect to McClendon's surrender of Common Stock in satisfaction of the CEMI Loan.

         4.5 Headings. Paragraph or other headings contained in this Agreement are for reference purposes only and are not intended to affect in any way the meaning or interpretation of this Agreement.

         4.6 Amendment. Neither this Agreement nor any of the provisions hereof can be changed, waived, discharged or terminated, except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

         4.7 Governing Law. This Agreement shall be interpreted and construed under and by virtue of the internal laws of the State of Oklahoma, regardless of the domicile and/or residence of the parties hereto.

                  IN WITNESS WHEREOF, the parties have executed this Agreement effective the date first above written.

                                        /s/ Aubrey K. McClendon
                                        ----------------------------------------
                                        AUBREY K. McCLENDON, individually

                                        ("McClendon")


                                        CHESAPEAKE ENERGY MARKETING, INC., an
                                        Oklahoma corporation


                                        By /s/ Marcus C. Rowland
                                           -------------------------------------
                                           Marcus C. Rowland, Vice President
                                           and Chief Financial Officer

                                        ("CEMI")


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                                                                   EXHIBIT 99.11


                                        CHESAPEAKE OPERATING, INC., an Oklahoma
                                        corporation

                                        By /s/ Marcus C. Rowland
                                           -------------------------------------
                                           Marcus C. Rowland, Executive Vice
                                           President and Chief Financial Officer

                                        ("COI")


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